Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

September 2010 Performance Update

The Frontier Fund Supplement Dated September 30, 2010 to Prospectus Dated April 30, 2010

The Frontier Fund Class 1 New

T H E    F R O N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

September performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	September 30, 2010	September 30, 2010	NAV / Unit
	MTD	YTD
Frontier Diversified Series-1	1.25%	4.01%	$100.69
Frontier Dynamic Series-1	1.39%	-0.30%	$91.15
Frontier Long/Short Commodity Series-1a	8.03%	3.67%	$105.22
Frontier Masters Series-1	3.56%	5.21%	$99.39

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of September 30, 2010. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$894,016.60
Unrealized trading gain/(loss)			764,652.85
Less: commissions			(95,553.10)
Less: FCM fees			(151,741.78)
Foreign currency gain/(loss)			18,396.04
Interest income			126,681.87

Total Income			1,556,452.48

EXPENSES

Management fees			73,750.99
Incentive fees			295,144.37
Broker service fees			132,185.86

Total Expenses			501,081.22

Net Income (Loss)			$1,055,371.26

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	789,394.51195	$78,499,472.99	99.44
Current month additions	46,879.92277	4,646,152.74
Current month redemptions	(2,369.56528)	(237,632.44)
Net Income (loss) for current month		1,055,371.26

Net Asset Value, end of current month	833,904.86944	$83,963,364.55	100.69

	Monthly rate of return		1.25%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			20,671.39
Less: commissions			—
Less: FCM fees			(2,586.39)
Foreign currency gain/(loss)			—
Interest income			1,836.04

Total Income			19,921.04

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			2,194.07

Total Expenses			2,194.07

Net Income (Loss)			$17,726.97

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	14,574.37785	$1,310,334.34	89.91
Current month additions	623.37007	55,841.72
Current month redemptions	(1,198.96999)	(107,887.38)
Net Income (loss) for current month		17,726.97

Net Asset Value, end of current month	13,998.77793	$1,276,015.65	91.15

	Monthly rate of return		1.39%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$84,549.57
Unrealized trading gain/(loss)			222,005.69
Less: commissions			(6,653.75)
Less: FCM fees			(6,602.83)
Foreign currency gain/(loss)			(22.31)
Interest income			6,397.17

Total Income			299,673.54

EXPENSES

Management fees			8,992.82
Incentive fees			23,186.69
Broker service fees			5,649.32

Total Expenses			37,828.83

Net Income (Loss)			$261,844.71

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	33,300.89410	$3,243,440.64	97.40
Current month additions	866.96972	88,000.00
Current month redemptions	(748.71679)	(77,046.53)
Net Income (loss) for current month		261,844.71

Net Asset Value, end of current month	33,419.14703	$3,516,238.82	105.22

	Monthly rate of return		8.03%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(159,414.24)
Unrealized trading gain/(loss)			1,711,165.65
Less: commissions			(15,507.55)
Less: FCM fees			(70,026.51)
Foreign currency gain/(loss)			12,008.99
Interest income			46,926.22

Total Income			1,525,152.56

EXPENSES

Management fees			63,928.02
Incentive fees			83,198.93
Broker service fees			59,418.05

Total Expenses			206,545.00

Net Income (Loss)			$1,318,607.56

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	367,886.18928	$35,305,022.36	95.97
Current month additions	17,030.35076	1,621,127.70
Current month redemptions	(2,841.44408)	(271,811.45)
Net Income (loss) for current month		1,318,607.56

Net Asset Value, end of current month	382,075.09596	$37,972,946.17	99.39

	Monthly rate of return		3.56%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Masters Series 1